Exhibit 99.1

HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$507	$2,065
Restricted cash	10	10
Accounts receivable, net	122	110
Inventories	222	106
Prepaid and other current assets	80	167

Total current assets	941	2,458

Restricted cash	250	—
Property and equipment, net	292	320
Right-of-use asset	4,458	95
Asset acquisition related costs	883	—
Other assets	68	69

Total assets	$6,892	$2,942

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,394	$808
Accrued liabilities	1,014	446
Current portion of lease liability	—	108
Current portion of deferred revenue	157	19

Total current liabilities	2,565	1,381
Noncurrent lease liability	4,526	—
Noncurrent portion of deferred revenue	133	138
Other liabilities	319	321

Total liabilities	7,543	1,840

Commitments and contingencies (Note 7)
Convertible preferred stock, $0.001 par value; 73,000,000 shares authorized, 35,184,882 shares issued and outstanding, liquidation preference of $40,294 at March 31, 2020 and December 31, 2019	39,070	39,070
Stockholders’ deficit
Common stock, $0.001 par value; 105,000,000 shares authorized; 23,311,656 issued and outstanding at March 31, 2020 and December 31, 2019	23	23
Additional paid-in capital	6,942	6,841
Accumulated deficit	(45,777)	(43,933)

Total Histogen Inc. stockholders’ deficit	(38,812)	(37,069)
Noncontrolling interest	(909)	(899)

Total deficit	(39,721)	(37,968)

Total liabilities, convertible preferred stock and stockholders’ deficit	$6,892	$2,942

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
License	$867	$7,505
Product	—	582
Professional services	111	67

Total revenues	978	8,154

Operating expenses:
Cost of product revenue	161	279
Cost of professional services revenue	97	58
Research and development	1,391	1,058
General and administrative	1,183	1,854

Total operating expenses	2,832	3,249

Income (loss) from operations	(1,854)	4,905
Other income:
Change in fair value of warrant liabilities	—	22
Interest income, net	—	1

Net income (loss)	(1,854)	4,928

Net loss attributable to noncontrolling interest	10	9
Net income allocable to preferred stockholders	—	(2,935)

Net income (loss) attributable to common stockholders	$(1,844)	$2,002

Net income (loss) per share attributable to common stockholders:
Basic	$(0.08)	$0.09
Diluted	$(0.08)	$0.07
Weighted-average number of common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	23,311,656	23,111,148
Diluted	23,311,656	26,719,480

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(Unaudited)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
Balance at December 31, 2019	35,184,882	$39,070	23,311,656	$23	$6,841	$(43,933)	$(37,069)	$(899)	$(37,968)
Stock-based compensation	—	—	—	—	101	—	101	—	101
Net loss	—	—	—	—	—	(1,844)	(1,844)	(10)	(1,854)

Balance at March 31, 2020	35,184,882	$39,070	23,311,656	$23	$6,942	$(45,777)	$(38,812)	$(909)	$(39,721)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
Balance at December 31, 2018	33,561,102	$36,683	22,954,293	$23	$6,288	$(40,967)	$(34,656)	$(864)	$(35,520)
Issuance of Series B convertible preferred stock for Lordship Indemnification	114,445	124	—	—	—	—	—	—	—
Issuance of common stock for Lordship Indemnification	—	—	152,594	—	115	—	115	—	115
Issuance of Series D convertible preferred stock, net of issuance costs	342,668	513	—	—	—	—	—	—	—
Issuance of common stock upon net exercise of stock options	—	—	92,105	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	98	—	98	—	98
Net income (loss)	—	—	—	—	—	4,937	4,937	(9)	4,928

Balance at March 31, 2019	34,018,215	$37,320	23,198,992	$23	$6,501	$(36,030)	$(29,506)	$873	$(30,379)

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(1,854)	$4,928
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	28	37
Stock-based compensation	101	98
Write-off of inventory	161	—
Change in fair value of warrant liabilities	—	(22)
Changes in operating assets and liabilities:
Accounts receivable	(12)	(142)
Inventories	(277)	(123)
Prepaid expenses and other current assets	87	(57)
Other assets	1	32
Accounts payable	337	979
Accrued liabilities	336	(284)
Right-of-use asset and lease liabilities, net	54	(16)
Deferred revenue	133	(319)

Net cash provided by (used in) operating activities	(905)	5,111

Cash flows from investing activities
Asset acquisition related costs paid	(401)	—
Cash paid for property and equipment	—	(97)

Net cash used in investing activities	(401)	(97)

Cash flows from financing activities
Repayment of finance lease obligations	(2)	(7)
Proceeds from the issuance of Series D convertible preferred stock, net	—	513

Net cash provided by (used in) financing activities	(2)	506

Net increase (decrease) in cash, cash equivalents and restricted cash	(1,308)	5,520
Cash, cash equivalents and restricted cash, beginning of period	2,075	3,037

Cash, cash equivalents and restricted cash, end of period	$767	$8,557

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$507	$8,547
Restricted cash	260	10

Total cash, cash equivalents and restricted cash	$767	$8,557

Supplemental disclosure of cash flow information
Cash paid for interest	$1	$3

Noncash investing and financing activities
Right-of-use asset obtained in exchange for operating lease liability	$4,481	$619

Asset acquisition related costs included in accounts payable and accrued liabilities	$482	$—

Issuance of Series B convertible preferred stock for Lordship Indemnification (Note 8)	$—	$124

Issuance of common stock for Lordship Indemnification (Note 8)	$—	$115

See accompanying notes to the unaudited condensed consolidated financial statements.

HISTOGEN INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Histogen Inc. (“Histogen” or the “Company”) is a regenerative medicine company established as a Delaware Corporation in November 2007. The Company is focused on developing innovative products for aesthetic and therapeutic applications based upon the Company’s unique technology that utilizes proteins and growth factors produced by hypoxia-induced multipotent cells. Histogen has a rich portfolio of products derived from one core technology process that fulfills market needs without using embryonic stem cells or animal components. The Company’s products are all covered by patented technologies which focus on replacing and regenerating tissues in the body.

The Company’s lead drug candidate is a hair stimulating complex (“HSC”) intended to be a physician-administered therapeutic for alopecia (hair loss). Phase 1 and Phase 1/2 clinical trials of HSC have been completed outside the United States, with results that produced significant efficacy and a clear safety profile and margin. A Phase 1 clinical trial of HSC in the United States under a Federal Drug Administration (“FDA”) approved Investigational New Drug (“IND”) has been completed and reports filed with the FDA in 2019. In 2019, the Company established HST-001 as the program identifier for HSC development. The Company expanded its product pipeline in 2019 to include HST-002 (dermal filler) and HST-003 (knee cartilage) as its other lead development programs. The Company has also developed a non-prescription topical skin care ingredient that currently generates revenue from customers who formulate the ingredient into their skin care product lines.

Merger with Conatus Pharmaceuticals, Inc. and Name Change

On January 28, 2020 the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Conatus Pharmaceuticals, Inc. (“Conatus”) and Chinook Merger Sub, Inc., a wholly-owned subsidiary of Conatus (“Merger Sub”), pursuant to which Merger Sub merged with and into Histogen, with Histogen surviving as a wholly-owned subsidiary of the Merger Sub (the “Merger”). On May 26, 2020, the Merger was completed and Conatus changed its name to Histogen Inc., and Histogen, Inc. changed its name to Histogen Therapeutics Inc. (See Note 9).

Liquidity and Going Concern

From inception and through March 31, 2020, the Company has accumulated losses of $45.8 million and expects to incur operating losses and generate negative cash flows from operations for the foreseeable future. As of March 31, 2020, the Company had $507,000 in cash and cash equivalents.

The Company has not yet established ongoing sources of revenues sufficient to cover its operating costs and will need to continue to raise additional capital to support its future operating activities, including progression of its development programs, preparation for commercialization, and other operating costs. Management’s plans with regard to these matters include entering into a combination of additional debt or equity financing arrangements, government funding, strategic partnerships, collaboration and licensing arrangements, or other similar arrangements. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company, on a timely basis or at all. As stated above and more fully discussed in Note 9, the Merger with Conatus was completed on May 26, 2020, which provided the Company approximately $13.0 million in cash and cash equivalents. However, additional funding will be required for the Company to sustain operations beyond twelve months from the date these condensed consolidated financial statements were available to be issued as the Company expects an increase in cash outflows as compared to its historical spend for its planned clinical trial activities over the next twelve months.

These condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Based on the above, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are available to be issued. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All intercompany balances and transactions have been eliminated upon consolidation.

The Company acquired Centro De Investigacion de Medicina Regenerativa, S.A. de C.V. (“CIMRESA”), a company in Mexico, during 2018 to facilitate a potential clinical development program for HSC. This is a wholly-owned subsidiary intended to pursue registration with the COFEPRIS (Mexico equivalent to FDA). CIMRESA has no operational or financial activity for the three months ended March 31, 2020 and 2019.

The Company holds a controlling interest in Adaptive Biologix, Inc. (“AB”, formerly Histogen Oncology, LLC). AB was formed to develop and market applications for the treatment of cancer. The Company consolidates AB into its condensed consolidated financial statements.

Unaudited Interim Financial Information

The unaudited condensed consolidated financial statements as of March 31, 2020, and for the three months ended March 31, 2020 and 2019, have been prepared in accordance with GAAP. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of Management, these unaudited interim condensed consolidated financial statements contain all adjustments necessary, all of which are of a normal and recurring nature, to present fairly the Company’s financial position, results of operations and cash flows. Interim results are not necessarily indicative of results for a full year or future periods. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2019.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities and contingencies at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Management believes that these estimates and assumptions are reasonable, however, actual results may differ and could have a material effect on future results of operations and financial position.

Significant estimates and assumptions include the useful lives of property and equipment, discount rates used in recognizing contracts containing leases, unrecognized tax benefits, reserves for excess or obsolete inventory, the fair value of the Company’s common and convertible preferred stock, stock-based compensation, and best estimate of standalone selling price of revenue deliverables. Actual results may materially differ from those estimates.

Variable Interest Entities

The Company determined that AB is a variable interest entity (“VIE”) and that Histogen is its primary beneficiary. The Company holds greater than 50% of the shares and has the authority to manage the business and affairs of the VIE. AB’s other shareholder does not have a controlling interest.

On January 12, 2018, AB was converted into a traditional C corporation, a Delaware corporation, under a Plan of Conversion agreement between the Company and the other member of the limited liability company, Wylde, LLC (“Wylde”). The entity structure change eliminated some of the special rights Wylde had under the LLC charter and gave the Company more control over the voting rights under the new corporate structure. The Plan of Conversion called for 3,800,000 common stock shares of AB to be issued to the Company and Wylde in proportion to their interest in the LLC immediately before the agreement was executed. Contemporaneously, the Company offered to purchase, and Wylde agreed to sell, 100,000 of the AB common shares for $1.00 per share for a total price of $100,000. The completion of this transaction among the stockholders of AB resulted in Histogen owning 2,600,000 common shares, or approximately 68%.

A VIE is typically an entity for which the Company has less than a 100% equity interest but controls the decision making over the business and affairs of the entity, directs the decisions driving the economic performance of such entity and participates in the profit and losses of such an entity. The Company weighed both quantitative and qualitative information about the different risks and reward characteristics of each entity and the significance of that entity to the consolidating group in the aggregate.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking, money market accounts and brokerage accounts.

The Company’s current restricted cash consists of cash held as collateral for the issuer of its credit card accounts. Noncurrent restricted cash consists of collateral for a letter of credit issued as a security deposit for the lease of the Company’s headquarters and is required to be held throughout the lease term.

Risks and Uncertainties

Credit Risk

At certain times throughout the year, the Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held.

Customer Risk

During the three months ended March 31, 2020 and 2019, one customer accounted for 100% of total revenues. Accounts receivable from the customer was $122,000 and $110,000 at March 31, 2020 and December 31, 2019, respectively.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date these condensed consolidated financial statements were available to be issued. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the situation on its financial condition, liquidity, operations, customers, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the response to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak to its results of operations, financial condition, or liquidity for fiscal year 2020.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operations, or liquidity. The CARES Act also appropriated funds for the U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19 (See Note 9).

Accounts Receivable

Accounts receivable are generally due within 30 days and are recorded net of the allowance for doubtful accounts. The allowance is based on an analysis of historical bad debt, current receivables aging and expected future write-offs of uncollectible accounts, as well as an assessment of specific identifiable accounts considered at risk or uncollectible. Additions to the allowance for doubtful accounts include provisions for bad debt and deductions from the allowance for doubtful accounts include customer write-offs. Provision for doubtful accounts was not material for all periods presented.

Inventories

Inventories, consisting of raw materials, work in process, and finished goods, are valued at the lower of cost (first-in, first-out method) or net realizable value. The Company writes down excess and obsolete inventory to its estimated net realizable value based on management’s review of inventories on hand compared to estimated future usage and sales, shelf-life and assumptions about the likelihood of obsolescence. The cost components of work in process and finished goods inventories include raw materials, direct labor and an allocation of the Company’s overhead.

Property and Equipment

Property and equipment are reported net of accumulated depreciation and amortization and are comprised of office furniture and equipment, lab and manufacturing equipment, and leasehold improvements. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Furniture and all equipment are depreciated over their estimated useful lives, or five years, using the straight-line method. Leasehold improvements are amortized over their estimated useful lives and limited by the remaining term of the building lease, using the straight-line method.

Asset Acquisition Related Costs

During the three months ended March 31, 2020, the Company incurred certain costs related to the acquisition of assets in connection with the Merger. These costs, which include legal, accounting, and other related costs, have been deferred and capitalized as of March 31, 2020 and are included in asset acquisition related costs in the condensed consolidated balance sheets (See Note 9).

Long-Lived Assets

As of March 31, 2020, the Company had not recognized any impairment to long-lived assets. Long-lived assets to be held and used, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Forward Purchase Contract

In late 2011, Histogen contracted for research services from EPS Global Research Pte. Ltd. (“EPS”) to conduct clinical trials and compile data from a study that took place in 2011 and 2013. The unpaid amount due for the services was approximately $340,000.

On January 26, 2017, Histogen and EPS entered into a Debt Settlement and Conversion Agreement (“Settlement Agreement”) whereby the Company paid $50,000 and issued EPS 100,000 shares of Series D convertible preferred stock. The Company is required to repurchase the shares at the higher of the remaining balance due, approximately $290,000 at March 31, 2020 and December 31, 2019, or the market price of the shares at the time of repurchase, but no later than December 31, 2021. Histogen has the sole option to initiate the timing of the repurchase of the shares before the deadline date.

The Settlement Agreement was treated as debt subject to Accounting Standards Codification (“ASC”) 470, Debt, and a repurchase commitment under ASC 480, Distinguishing Liabilities from Equity, which includes forward purchase contracts. In measuring the gain or loss on the extinguishment of debt under ASC 470, the Company has compared the difference between the net carrying value of the remaining liability against the fair value of the noncash securities, in this case the shares of Series D convertible preferred stock issued to EPS and the forward purchase contract. Based on these parameters, the Company has determined that no gain or loss has been created by the extinguishment of the original liability at January 26, 2017, the date of the agreement, and no effect has been recorded in the condensed consolidated statements of operations.

The Company determined the fair value of the liability to be approximately $290,000 which is the value as if the repurchase commitment was exercised immediately. As of March 31, 2020 and December 31, 2019, the fair value of the EPS forward contract remained at approximately $290,000 and is included in other liabilities in the condensed consolidated balance sheets.

Convertible Preferred Stock

Convertible preferred stock that is conditionally redeemable, including preferred stock that has redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, is classified as temporary equity.

Comprehensive Income (Loss)

The Company is required to report all components of comprehensive income (loss), including net income (loss), in the condensed consolidated financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments and foreign currency translation adjustments. Net income (loss) and comprehensive income (loss) were the same for all periods presented.

Revenue Recognition

The Company records revenue in accordance with ASC 606, Revenue from Contracts with Customers, whereby revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration expected to be received in exchange for those goods or services. A five-step model is used to achieve the core principle: (1) identify the customer contract, (2) identify the contract’s performance obligations, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations and (5) recognize revenue when or as a performance obligation is satisfied. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Shipping charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue. The Company applies the revenue recognition standard, including the use of any practical expedients, consistently to contracts with similar characteristics and in similar circumstances (See Note 5).

Cost of Product Revenue

Cost of product revenue represents direct and indirect costs incurred to bring the product to saleable condition.

Cost of Professional Services Revenue

Cost of professional services revenue represents the Company’s costs for full-time employee equivalents (“FTE”) and actual out-of-pocket costs.

Research and Development Expenses

All research and development costs are charged to expense as incurred. Research and development expenses primarily include (i) payroll and related costs associated with research and development performed, (ii) costs related to clinical and preclinical testing of the Company’s technologies under development, and (iii) other research and development costs, including allocations of facility costs.

General and Administrative Expenses

General and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses consist of professional fees for legal (including patent costs), audit and other consulting services, travel and entertainment, charitable contributions, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses in the condensed consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between consolidated financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. No income tax expense or benefit was recorded for the three months ended March 31, 2020 and 2019, due to the full valuation allowance on the Company’s net deferred tax assets. A valuation allowance is provided if it is more likely than not that some or all the deferred tax assets will not be realized.

The Company also follows the provisions of accounting for uncertainty in income taxes which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.

The Company’s policy is to recognize interest or penalties related to income tax matters in income tax expense. Interest and penalties related to income tax matters were not material for the periods presented.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period.

The Company follows the two-class method when computing net income (loss) per share attributable to common stockholders, which is an earnings allocation formula that determines net income (loss) per share for holders of the Company’s common stock and participating securities. The Company’s convertible preferred stock contains participation rights in any dividend paid by the Company and are deemed to be participating securities. Net income attributable to common stockholders and participating securities is allocated to each share on an as-converted basis as if all of the earnings for the period have been distributed. The participating securities do not include a contractual obligation to share in the losses of the Company and are not included in the calculation of net income (loss) per share attributable to common stockholders for periods that have a net loss. Potentially dilutive securities are excluded from the computation in periods in which they have an anti-dilutive effect on net loss per share attributable to common stockholders.

Diluted net income (loss) per share attributable to common stockholders is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. For periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. For the three months ended March 31, 2020, diluted net loss per share attributable to common stockholders is equal to basic net loss per share attributable to common stockholders as common stock equivalent shares from stock options and convertible preferred stock were anti-dilutive. For the three months ended March 31, 2019, diluted net income per share attributable to common stockholders included dilutive common stock equivalent shares from outstanding stock options.

The following table sets forth the calculation of the Company’s net income (loss) per share attributable to common stockholders, basic and diluted (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2020	2019
Numerator:
Net income (loss)	$(1,844)	$4,937
Less: Net income allocable to preferred stockholders	—	(2,935)

Net income (loss) attributable to common stockholders	$(1,844)	$2,002

Denominator:
Weighted-average common shares used for basic	23,311,656	23,111,148
Common stock equivalent shares from outstanding stock options	—	3,608,332

Weighted-average common shares used for diluted	23,311,656	26,719,480

Net income (loss) per share attributable to common stockholders:
Basic	$(0.08)	$0.09

Diluted	$(0.08)	$0.07

The following table sets forth potentially dilutive shares that have been excluded from the calculation of diluted net income (loss) per share attributable to common stockholders because of their anti-dilutive effect:

	Three Months Ended March 31,
	2020	2019
Stock options	9,122,923	2,606,254
Convertible preferred stock	35,184,882	—
Warrants to purchase common stock	25,000	25,000
Warrants to purchase convertible preferred stock	—	750,000

Total	44,332,805	3,381,254

Common Stock Valuations

The Company is required to periodically estimate the fair value of common stock when issuing stock options and computing its estimated stock-based compensation expense. The fair value of common stock was determined on a periodic basis, with the assistance of an independent third-party valuation expert. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment.

The fair value of the common stock underlying the Company’s stock options was estimated at each grant date. The Company’s Board of Directors intended all options granted to be exercisable at a price per share not less than the estimated per share fair value of common stock underlying those options on the date of grant.

In order to determine the fair value, the Company considered, among other things, contemporaneous valuations of the Company’s common stock, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving various liquidity events; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

Stock-Based Compensation

Pursuant to ASC 718, Stock Compensation, the Company accounts for stock-based compensation with employees and directors by estimating the fair value on the date of grant and recognizing compensation expense over the requisite service period on a straight-line basis. The Company recognizes forfeitures related to stock-based compensation as they occur.

The Company estimates the fair value of stock option awards to employees and non-employees using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including (a) the risk-free interest rate, (b) the expected stock volatility, (c) the expected term of the award, and (d) the expected dividend yield. Due to the lack of an adequate history of a public market for the trading of the Company’s common stock and a lack of adequate company-specific historical and implied volatility data, volatility has been estimated and based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, the Company has selected companies with comparable characteristics, including enterprise value, risk profiles, and position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The Company has estimated the expected life of employee stock options using the “simplified” method, whereby the expected life equals the average of the vesting term and the original contractual term of the option. The expected life of non-employee stock options has been estimated based on the contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the yields of zero-coupon U.S. treasury securities.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU 2019-12 also improves the consistent application, and the simplification, of other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets and certain other instruments. For trade receivables and other instruments, entities will be required to use a new forward-looking expected loss model that generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those periods, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 removes the valuation processes for Level 3 fair value measurements and adds the disclosure for the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2018-13 on January 1, 2020. The adoption of this standard did not have an impact on the Company’s condensed consolidated financial statements or related disclosures.

2. Inventories

Inventories consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Raw materials	$93	$106
Work in process	129	—

Inventories	$222	$106

As of March 31, 2020 and December 31, 2019, the Company had no finished goods. During the three months ended March 31, 2020, the Company recorded a write-off of work in process inventory totaling $161,000. This amount was recognized as a component of cost of product revenue in the condensed consolidated statements of operations.

3. Property and Equipment

Property and equipment consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Lab and manufacturing equipment	$1,231	$1,231
Leasehold improvements	845	845
Office furniture and equipment	157	157

Total	2,233	2,233
Less: accumulated depreciation and amortization	(1,941)	(1,913)

Property and equipment, net	$292	$320

Depreciation and amortization expense for the three months ended March 31, 2020 and 2019 were $28,000 and $37,000, respectively.

4. Balance Sheet Details

Accrued liabilities consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Current portion of finance lease liabilities	$7	$6
Compensation	187	182
Legal fees	637	169
Other	183	89

Total	$1,014	$446

Other liabilities consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Noncurrent portion of finance lease liabilities	$29	$31
Forward purchase contract	290	290

Total	$319	$321

5. Revenues

The following is a summary description of the material revenue arrangements, including arrangements that generated revenues during the three months ended March 31, 2020 and 2019.

Allergan License Agreements

2017 Allergan Amendment

In 2017, the Company entered into a series of agreements (collectively, the “2017 Allergan Agreement”) which ultimately transferred Suneva Medical, Inc.’s license and supply rights of Histogen’s CCM skin care ingredient in the medical aesthetics market to Allergan Sales LLC (“Allergan”) and granted Allergan an exclusive, royalty-free, perpetual, irrevocable, non-terminable and transferable license, including the right to sublicense to third parties, to use the Company’s CCM skin care ingredient in the medical aesthetics market. The 2017 Allergan Agreement also obligated the Company to deliver CCM to Allergan (the “Supply of CCM to Allergan”) in the future as well as share with Allergan any potential future improvements to the Company’s CCM skin care ingredients identified through the Company’s research and development efforts (“Potential Future Improvements”). In consideration for the execution of the agreements, Histogen received a cash payment of $11.0 million and a potential additional payment of $5.5 million if Allergan’s net sales of products containing the Company’s CCM skin care ingredient exceeds $60.0 million in any calendar year through December 31, 2027.

2019 Allergan Amendment

In March 2019, Histogen entered into a separate agreement with Allergan (the “2019 Allergan Amendment”) to amend the 2017 Allergan Agreement in exchange for a one-time payment of $7.5 million to the Company. The agreement broadened Allergan’s license rights, expanding Allergan’s access to certain sales channels where its products incorporating the CCM ingredient can be sold. Specifically, the license was broadened to provide Allergan the exclusive right to sell through the “Amazon Professional” website, or any website or digital platform owned or licensed by Allergan or under the Allergan brand name, and non-exclusive rights to sell on other websites and through brick-and-mortar medical spas and wellness centers (excluding websites and brick-and-mortar stores of luxury brands).

The Company evaluated the 2019 Allergan Amendment under ASC 606 and concluded that Allergan continues to be a customer and that the expanded license is distinct from the 2017 Allergan Agreement. The Company determined the expanded license under the 2019 Allergan Amendment to be functional intellectual property as Allergan has the right to utilize the Company’s CCM skin care ingredient, and that ingredient is functional to Allergan at the time the Company transferred the expanded license.

The standalone selling price of the expanded license was not readily observable since the Company has not yet established a price for this expanded license and the expanded license has not been sold on a standalone basis to any customer. The Company accounted for the 2019 Allergan Amendment as a modification to the 2017 Allergan Agreement. The contract modification was accounted for as if the 2017 Allergan Agreement had been terminated and the new contract included the expanded license as well as the remaining performance obligations that arose from the 2017 Allergan Agreement related to the Supply of CCM to Allergan and Potential Future Improvements.

The total transaction price for the new contract included the $7.5 million from the 2019 Allergan Amendment as well as the amounts deferred as of the 2019 Allergan Amendment execution date for each the Supply of CCM to Allergan and Potential Future Improvements.

The standalone selling price for the Supply of CCM to Allergan was determined based on comparable sales transactions. The standalone selling price of the Potential Future Improvements was estimated at the fully burdened rate of research and development employees cost plus a commercially reasonable markup. The amount of the total transaction price allocated to the expanded license was determined using the residual approach, as a result of not having a standalone selling price for the expanded license; that is, the total transaction price less the standalone selling prices of the Supply of CCM to Allergan and Potential Future Improvements.

Revenue related to the Supply of CCM to Allergan has been deferred and recognized at the point in time in which deliveries are completed while revenue related to the Potential Future Improvements has been deferred and amortized ratably over the remaining 9-year life of the patent. The Supply of CCM to Allergan under the 2019 Allergan Amendment was entirely fulfilled during the year ended December 31, 2019. The $7.5 million residual amount of the total transaction price allocated to the expanded license was recognized as license revenue upon transfer of the license to Allergan in March 2019.

2020 Allergan Amendment

In January 2020, the Company further amended the 2019 Allergan Amendment in exchange for a one-time payment of $1.0 million to the Company (the “2020 Allergan Amendment”). The 2020 Allergan Amendment further broadened Allergan’s exclusive and non-exclusive license rights to include products used for or in connection with microdermabrasion. In addition, the Company agreed to provide Allergan with an additional 200 kilograms of CCM (the “Additional Supply of CCM to Allergan”).

The Company evaluated the 2020 Allergan Amendment under ASC 606 and concluded that Allergan continues to be a customer and that the expanded license is distinct from the 2019 Allergan Amendment. The Company determined the expanded license under the 2020 Allergan Amendment to be functional intellectual property as Allergan has the right to utilize the Company’s CCM skin care ingredient, and that ingredient is functional to Allergan at the time the Company transferred the expanded license.

The standalone selling price of the expanded license was not readily observable since the Company has not yet established a price for this expanded license and the expanded license has not been sold on a standalone basis to any customer. The Company accounted for the 2020 Allergan Amendment as a modification to the 2019 Allergan Amendment (which had modified the 2017 Allergan Agreement, as noted above). The contract modification was accounted for as if the 2019 Allergan Amendment had been terminated and the new contract included the expanded license and Additional Supply of CCM to Allergan, as well as the remaining performance obligation related to Potential Future Improvements.

The total transaction price for the new contract included the $1.0 million from the 2020 Allergan Amendment, the future payment for the Additional Supply of CCM to Allergan, as well as the amounts deferred as of the 2020 Allergan Amendment execution date for Potential Future Improvements.

The standalone selling price for the Additional Supply of CCM to Allergan was determined using the observable inputs of historical comparable sales transactions, including the margin from such sales. The Company also considered its reduced expected cost of satisfying this performance obligation based on the current efficiencies within its CCM manufacturing processes. Due to significant efficiencies in the Company’s CCM manufacturing processes, the forecasted cost of CCM production has decreased, while the applied margin was determined by comparison to similar sales transactions in prior years. The standalone selling price of the Potential Future Improvements was estimated at the fully burdened rate of research and development employees cost plus a commercially reasonable markup. The amount of the total transaction price allocated to the expanded license was determined using the residual approach, as a result of not having a standalone selling price for the expanded license; that is, the total transaction price less the standalone selling prices of the Additional Supply of CCM to Allergan and Potential Future Improvements.

Revenue related to the Additional Supply of CCM to Allergan has been deferred and will be recognized at the point in time in which deliveries are completed, for which $0 and $314,000 of previously deferred revenue was recognized as revenue during the three month periods ended March 31, 2020 and 2019, respectively. Revenue related to the Potential Future Improvements has been deferred and amortized ratably over the remaining 9-year life of the patent, for which $5,000 of previously deferred revenue was recognized in revenue during each of the three month periods ended March 31, 2020 and 2019. As of March 31, 2020, the Company had not yet delivered any portion of the Additional Supply of CCM to Allergan. The $867,000 residual amount of the total transaction price allocated to the expanded license was recognized as license revenue upon transfer of the license to Allergan in January 2020.

Remaining Performance Obligations and Deferred Revenue

The remaining performance obligations are the Company’s obligations to (1) deliver Additional Supply of CCM to Allergan and (2) share with Allergan any Potential Future Improvements to CCM identified through the Company’s research and development efforts. Deferred revenue recorded for the Additional Supply of CCM to Allergan was $138,000 and $0 as of March 31, 2020 and December 31, 2019, respectively, while deferred revenue recorded for the Potential Future Improvements was $152,000 and $157,000 as of March 31, 2020 and December 31, 2019, respectively. Deferred revenue is classified in current liabilities when the Company’s obligations to supply CCM or provide research for Potential Future Improvements are expected to be satisfied within twelve months of the balance sheet date.

Professional Services Revenue

The Company recognizes revenue for professional services which are based upon negotiated rates with the counterparty and are nonrefundable. Professional services fees are recognized as revenue over time as the underlying services are performed. Professional services revenue for the three months ended March 31, 2020 and 2019 was $111,000 and $67,000, respectively, and was related to the Company’s assistance in establishing Allergan’s alternative manufacturing facility.

6. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The Company’s convertible preferred stock instruments are contingently redeemable preferred stock. Each series contains the same redemption features upon a liquidation event that places the stockholder ahead of and in preference to the common stockholders of the Company. Convertible preferred stock is presented on the condensed consolidated balance sheets as temporary equity. For the periods presented, there was no change in the carrying value of the Company’s convertible preferred stock.

The authorized, issued and outstanding shares of convertible preferred stock as of March 31, 2020 and December 31, 2019 consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
			(in thousands)
Series A	10,000,000	9,486,575	$9,486	$9,486
Series B	35,000,000	7,980,620	7,981	9,356
Series C	8,000,000	7,500,000	7,500	5,550
Series D	20,000,000	10,217,687	15,327	14,678

Total	73,000,000	35,184,882	$40,294	$39,070

During the three months ended March 31, 2020, the Company issued no convertible preferred stock. During the three months ended March 31, 2019, the Company issued 114,445 shares of Series B convertible preferred stock at $1.00 per share and 342,668 shares of Series D convertible preferred stock at $1.50 per share.

General Rights and Preferences

The holders of each series of convertible preferred stock are entitled to receive noncumulative dividends at a rate of 6% per share per annum based on the original issue price. The preferred stock dividends are payable in preference and in priority to any dividends on common stock if or when any dividends are declared by the Board of Directors. The Company’s Board of Directors have not declared any dividends during the periods presented.

The holders of the Series A, B and C convertible preferred stock are entitled to receive liquidation preferences at the rate of $1.00 per share. The Series D holders are entitled to liquidation preferences at a rate of $1.50 per share. All series holders also have a right to receive declared but unpaid dividends upon a liquidation event. The liquidation preferences to all holders of preferred stock are made pari passu with payments to other series of convertible preferred stockholders and are made in preference to any payments to the holders of common stock.

The shares of each series of convertible preferred stock are convertible into an equal number of shares of common stock, at the option of the holder. Likewise, at the election of the holders of the majority of the then outstanding shares of convertible preferred stock, all shares will automatically convert to an equal number of shares of common stock. Finally, each share of preferred stock is automatically converted into common stock immediately upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in the receipt by the Company of at least $20.0 million in which the per share price is at least $4.50. The conversion from the public offering would result in the convertible preferred stockholders receiving less than one common share for each of their shares being converted.

The holders of each series of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holders shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

Common Stock Warrants

On January 1, 2016, the Company granted warrants to purchase common stock to Gar Wood Securities, LLC (“Gar Wood”) as consideration for settlement of prior liability claims. The warrants entitled Gar Wood to purchase up to 25,000 common shares at an exercise price of $3.31 a share up until the expiration date of July 31, 2021. The warrants remain outstanding and unexercised for the periods presented.

Stock-Based Compensation

Equity Incentive Plans

On December 18, 2017, the Company established the Histogen Inc. 2017 Stock Plan (the “2017 Plan”). Under the 2017 Plan, the Company is authorized to issue a maximum aggregate of 5.8 million shares of common stock with adjustments for unissued or forfeited shares under the Histogen Inc. 2007 Stock Plan. In April 2019, the Company amended the 2017 Plan, which increased the number of common stock available for grants by 2,278,007 shares. The 2017 Plan permits the issuance of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”) and Stock Purchase Rights. NSOs may be granted to employees, directors or consultants, while ISOs may be granted only to employees. Options granted vest over a maximum period of four years and expire ten years from the date of grant and expires in December 2027.

In May 2020, in connection with the closing of the Merger, the Company’s stockholders approved the Company’s 2020 Incentive Award Plan (See Note 9).

The following summarizes activity related to the Company’s stock options under the 2007 Plan and 2017 Plan for the three months ended March 31, 2020:

	Options Outstanding	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	9,497,923	$0.45	6.34	$2,926
Cancelled or forfeited	(375,000)	$0.59

Outstanding at March 31, 2020	9,122,923	$0.45	6.02	$2,861

Vested and exercisable at March 31, 2020	5,131,927	$0.27	4.34	$2,758

Chief Executive Officer Stock Options

On January 24, 2019, the Company issued 3,382,923 stock options to its newly appointed Chief Executive Officer. In accordance with the original award agreement, 40% of the options would vest immediately upon an initial public offering or 45 days following a change in control, as defined in the award agreement, while the remaining 60% are subject to vesting, of which 25% vest on the first anniversary of the grant date and then ratably over the remaining 36 months.

On January 28, 2020, the award agreement was amended, which became effective upon the close of the Merger in May 2020, whereby the 40% of stock options (“Liquidity Option Shares”) subject to vesting upon an initial public offering or 45 days following a change in control will now vest immediately upon meeting certain performance and market condition-based criteria. The vesting of the Liquidity Option Shares is divided into four separate tranches, each vesting 25% of the Liquidity Option Shares, upon: (1) the closing of the proposed merger with Conatus; (2) upon the date that the market capitalization of the Company exceeds $200 million; (3) upon the date that the market capitalization of the Company exceeds $275 million, and; (4) upon the date that the market capitalization of the Company exceeds $300 million. Additionally, in the event that the Chief Executive Officer’s employment with the Company is terminated without cause or he resigns for good reason, an additional portion of the stock options award will vest equal to the number of such options which would have vested in the 12 months following the date of such termination. The modification resulted in no additional compensation costs recorded during the three months ended March 31, 2020, as the amendment was not effective until the close of the Merger in May 2020.

On May 26, 2020, in connection with the closing of the Merger, 338,292 options of the Liquidity Option Shares became fully vested.

Valuation of Stock Option Awards

For the three months ended March 31, 2020, no stock options were granted. The following assumptions were used to calculate the fair value of awards granted to employees, non-employees and directors for the three months ended March 31, 2019:

Expected volatility	70.0%
Risk-free interest rate	2.6%
Expected term (in years)	6.25
Expected dividend yield	0.0%

The compensation cost that has been included in the Company’s condensed consolidated statements of operations for all stock-based compensation arrangements is detailed as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Cost of product revenue	$5	$9
Research and development	9	12
General and administrative	87	77

Total	$101	$98

As of March 31, 2020, total unrecognized compensation cost related to unvested options, excluding those with unachieved performance and market condition-based criteria, was approximately $925,000, which is expected to be recognized over a weighted-average period of 2.7 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance at March 31, 2020 is as follows:

Common stock warrants	25,000
Convertible preferred stock (if converted)	35,184,882
Common stock options issued and outstanding	9,122,923
Common stock available for issuance under the 2017 Plan	3,766,412

Total	48,099,217

7. Commitments and Contingencies

Leases

In January 2020, the Company entered into a long-term operating lease with San Diego Sycamore, LLC (“Sycamore”) for its headquarters that includes office and laboratory space. The lease commenced on March 1, 2020 and expires on August 31, 2031, with no options to renew or extend. The lease was accounted for as a modification of the Company’s existing lease with Sycamore as the lease agreement did not grant the Company an additional right-of-use asset.

The terms of the lease agreement include six months of rent abatement at lease commencement and a tenant improvement allowance of up to $2.2 million. The tenant improvements are required to be permanently affixed to the leased office and laboratory space and do not constitute leasehold improvements of the Company. During the construction period of the tenant improvements, the lease agreement requires the Company to relocate its operations to a similar Sycamore property whereby monthly rent is substantially reduced for the duration of the construction period. The lease is subject to additional variable charges for common area maintenance, insurance, taxes and other operating costs. At lease commencement, the Company recognized a right-of-use asset and operating lease liability totaling approximately $4.5 million. The Company used a discount rate based on its estimated incremental borrowing rate to determine the right-of-use asset and operating lease liability amounts to be recognized. The Company determined its incremental borrowing rate based on the term and lease payments of the new operating lease and what it would normally pay to borrow, on a collateralized basis, over a similar term for an amount equal to the lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. In addition, the Company leases office equipment that is classified as a finance lease. As of March 31, 2020, the remaining term of the Company’s operating and finance lease was 11.4 years and 4.3 years, respectively.

Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of future minimum lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future minimum lease payments. The incremental borrowing rate is equal to the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term in an amount equal to the lease payments in a similar economic environment. As of March 31, 2020, the discount rate for the Company’s operating and finance lease was 12.2% and 10.0%, respectively.

The Company does not record leases with an initial term of 12 months or less on the consolidated balance sheets. Expense for these short-term leases is recognized on a straight-line basis over the lease term. The Company has elected the practical expedient to combine lease and nonlease components into a single component for all classes of underlying assets.

The Company’s right-of-use assets and lease liabilities were as follows (in thousands):

	Balance Sheets Classification	March 31, 2020	December 31, 2019
Assets
Operating lease	Right-of-use asset	$4,458	$95
Finance lease	Property and equipment, net	35	37

Total right-of-use assets		$4,493	$132

Liabilities
Current
Operating lease liability	Current portion of lease liability	$—	$108
Finance lease liability	Accrued liabilities	7	6

Total current liabilities		7	114

Noncurrent
Operating lease liability	Noncurrent portion of lease liability	4,526	—
Finance lease liability	Other liabilities	29	31

Total noncurrent liabilities		4,555	31

Total lease liabilities		$4,562	$145

The components of lease expense were as follows (in thousands):

		Three Months Ended March 31,
	Statements of Operations Classification	2020	2019
Operating lease cost:
	Cost of product revenue	$47	$41
	Research and development	70	62
	General and administrative	46	40

Total operating lease cost		163	143

Finance lease cost:
Amortization of right-of-use assets	Property and equipment, net	2	7
Interest on lease liabilities	Interest expense	1	1

Total finance lease cost		$3	$8

Future minimum payments of lease liabilities were as follows (in thousands):

	Operating Lease	Finance Lease
2020 (remaining months)	$120	$8
2021	616	10
2022	757	10
2023	780	10
2024	803	5
Thereafter	6,010	—

Total minimum lease payments	9,086	43
Less: imputed interest	(4,560)	(7)

Total future minimum lease payments	4,526	36
Less: current obligations under leases	—	7

Noncurrent lease obligations	$4,526	$29

Supplemental cash flow information related to leases were as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating lease	$108	$143
Operating cash flows from finance leases	1	1
Financing cash flows from finance leases	2	7
Right-of-use asset obtained in exchange for operating lease liability	4,481	—

Litigation and Legal Matters

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s consolidated financial statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its consolidated financial statements.

The Company has entered into numerous financing arrangements with Lordship Ventures Histogen Holdings LLC (“Lordship”), a related party (See Note 8). During subsequent financing events, Lordship asserted that it has certain rights and that are in some cases detrimental to other existing or future investors in the Company. Although the Company believes it has no further obligation to Lordship with respect to prior financing arrangements, there is no guarantee that, if requested, concessions will not be granted or that disputes will not arise with Lordship in the future.

8. Related Parties

Lordship

Lordship, with its predecessor entities along with its principal owner, Jonathan Jackson, have invested and been affiliated with the Company since 2010. As of March 31, 2020 and December 31, 2019, Lordship controlled approximately 28% of the Company’s outstanding voting shares, inclusive of both common and convertible preferred stock, and controlled two Board of Director seats.

In January 2012, the Company entered into an Indemnification Agreement (the “Lordship Indemnification”) with Lordship whereby the Company granted Lordship special non-dilutive rights. Pursuant to the Indemnification Agreement, the Company was obligated to issue to Lordship additional common stock based on payments or issuance of common stock the Company may make to Proteus Advisors, LLC (“Proteus”). The Company had contracted with Proteus for various advisory services dating back to 2009, and settled the compensation for such services with Proteus in January 2016 through the immediate issuance of freestanding warrants to purchase 450,000 shares of the Company’s Series B convertible preferred stock and a one-time cash payment of $300,000 upon the Company receiving additional accumulated capital investments of $10.0 million, beginning after May 1, 2015. In January 2019, the Company issued 152,594 shares of common stock and 114,445 shares of Series B convertible preferred stock to Lordship, to settle its obligation under the Indemnification Agreement.

In November 2012, the Company entered into a Strategic Relationship Success Fee Agreement with Lordship (the “Success Fee Agreement”). The Success Fee Agreement causes certain payments to be made from the Company to Lordship equal to 1% of certain product revenues and 10% of certain license and royalty revenues. The Success Fee Agreement also stipulates that if the Company engages in a merger or sale of all or substantially all (defined as 90% or more) of its assets or equity to a third party, then the Company has the option to terminate the agreement by paying Lordship the fair market value of future payments with the minimum payment being at least equal to the most recent annual payments Lordship has received. The Success Fee Agreement was amended in August 2016 but continues to carry the same rights to certain payments. The Company recognized an expense to Lordship for the three months ended March 31, 2020 and 2019 of $100,000 and $785,000, respectively, which is included in general and administrative expenses on the condensed consolidated statements of operations. As of March 31, 2020 and December 31, 2019, there was a balance of $15,000 and $16,000, respectively, paid to Lordship included in other assets on the condensed consolidated balance sheet in connection with the deferral of revenue from the Allergan license transfer agreements.

Dr. Stephen Chang

Dr. Chang is a Board member and was acting Chief Executive Officer of the Company from April 2017 through January 2019. For the three months ended March 31, 2020 and 2019, Dr. Chang was paid $15,000 and $25,000, respectively, for consulting services.

9. Subsequent Events

Merger with Conatus and Name Change

On May 26, 2020, the Company completed its merger with Conatus, as discussed in Note 1, in accordance with the terms of the Merger Agreement, dated as of January 28, 2020. Under the terms of the Merger Agreement: (i) all of the outstanding shares of the Company’s convertible preferred stock were converted into 35,184,882 shares of the Company’s common stock, (ii) all of the outstanding shares of the Company’s common stock immediately prior to the Merger, totaling 58,696,538 shares, were then converted into shares of Conatus’ common stock at an exchange rate of approximately 0.14342 shares of common stock after taking into account a one-for-ten reverse stock split by Conatus (the “Exchange Ratio”), (iii) all of the outstanding warrants to purchase shares of the Company’s common stock were converted into warrants to purchase 3,583 shares of Conatus common stock, as adjusted for the Exchange Ratio, (iv) the surviving entity changed its corporate name from Conatus to Histogen Inc., (v) the pre-Merger Histogen, Inc., which remains as a wholly-owned subsidiary, changed its name to Histogen Therapeutics Inc., and (vi) on May 27, 2020, the combined company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “HSTO”. The accompanying condensed consolidated financial statements and notes hereto do not reflect the Exchange Ratio adjustment.

The Merger is expected to be accounted for as a reverse asset acquisition in accordance with GAAP as substantially all of the fair value of the assets acquired from Conatus were concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. Histogen is deemed the accounting acquirer for financial reporting purposes. Because the as in process research and development (“IPR&D”) assets acquired had not yet received regulatory approval, the fair value attributable to these assets will be recorded as IPR&D expensed in the Company’s condensed consolidated statement of operations for the three and six months ending June 30, 2020.

2020 Incentive Award Plan

On May 21, 2020, the Company’s stockholders approved the Company’s 2020 Incentive Award Plan (the “2020 Plan”). The maximum number of shares of the Company’s common stock available for issuance under the 2020 Plan equals the sum of (a) 850,000 shares; (b) any shares of common stock of the Company which are subject to awards under the Conatus 2013 Equity Incentive Plan as of the effective date of the 2020 Plan which become available for issuance under the 2020 Plan after such date in accordance with its terms; and (c) an annual increase on the first day of each calendar year beginning with the January 1 of the calendar year following the effectiveness of the 2020 Plan and ending with the last January 1 during the initial ten year term of the 2020 Plan, equal to the lesser of (i) five percent of the number of shares of the Company’s common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, and (ii) such lesser number of shares of the Company’s common stock as determined by the Company’s board of directors.

Paycheck Protection Program

In April 2020, the Company applied for and received loan proceeds in the amount of $466,600 (the “PPP Loan”) under the PPP as government aid for payroll, rent and utilities. The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The certification made by the Company did not contain any objective criteria and is subject to interpretation. Based in part on the Company’s assessment of other sources of liquidity, the uncertainty associated with future revenues created by the COVID-19 pandemic and related governmental responses, and the going concern uncertainty reflected in the Company’s consolidated financial statements, the Company believed in good faith that it met the eligibility requirements for the PPP Loan. If, despite the good-faith belief that given the Company’s circumstances all eligibility requirements for the PPP Loan were satisfied, it is later determined that the Company had violated any applicable laws or regulations or it is otherwise determined that the Company was ineligible to receive the PPP Loan, it may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties and potential liabilities.

On June 5, 2020, the Paycheck Protection Program Flexibility Act was signed into law, extending the PPP Loan forgiveness period from 8 weeks to 24 weeks after loan origination, reducing the required amount of payroll expenditures from 75% to 60%, removing the prior ban on borrowers taking advantage of payroll tax deferral after loan forgiveness and allowing for the amendment of the maturity date on existing loans from two years to five years. The Company is currently evaluating the impact of these changes on its PPP Loan.

Promissory Notes

In April 2020, the Company entered into two promissory notes (the “Notes”), each for a total of $250,000; one of which was entered into with a principal owner of the Company. The Notes carried a fixed return of $25,000, due upon maturity. All outstanding principal and interest were due upon the earlier of (1) June 13, 2020 or (ii) 15 days following the consummation of the Merger. In June 2020, the Notes, including principal and interest, were repaid.